Exhibit 99.1

Clipper Realty Inc. Announces Second Quarter 2019 Results

Reports Record Revenues, Net Operating Income and Adjusted Funds From Operations

NEW YORK, August 1, 2019 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months ended June 30, 2019.

Highlights for the Three Months Ended June 30, 2019

●

Achieved record quarterly revenues of $28.4 million for the second quarter of 2019, representing an increase of 4.2% compared to the same period in 2018. Residential rental income increased 8.6% and 6.7% at the Flatbush Gardens and Tribeca House properties, respectively

●	Recorded quarterly income from operations of $8.8 million for the second quarter of 2019, representing an increase of 6.1% compared to the same period in 2018
●	Achieved record quarterly net operating income (“NOI”)[1] of $15.9 million for the second quarter of 2019, representing an increase of 4.2% compared to the same period in 2018
●

Recorded quarterly net loss of $1.2 million for the second quarter of 2019 or $0.6 million of net income excluding a non-recurring $1.8 million loss on extinguishment of debt, representing an increase of 99.0% compared to the same period in 2018

●	Achieved record quarterly adjusted funds from operations (“AFFO”)[1] of $6.1 million for the second quarter of 2019, representing an increase of 11.9% compared to the same period in 2018
●	Declared a dividend of $0.095 per share for the second quarter of 2019

David Bistricer, Co-Chairman and Chief Executive Officer, commented,

“We are very pleased with our second quarter 2019 results, with solid revenue growth reflecting the quality of our portfolio and the operational excellence of our team. With strong management and prudent capital improvements, we believe our properties will deliver meaningful cash flow growth over time. As we progress through 2019 and beyond, we remain focused on executing our strategic initiatives, including expertly operating our high-quality portfolio, driving cash flow, enhancing efficiencies through asset repositioning and increasing scale, to create long-term value for our shareholders. We are currently bringing the 107 Columbia Heights property on-line, and have also completed the renovation and leasing of all forty units at the 10 West 65th Street property vacated by Touro College at the end of January. In addition, as previously disclosed, we now have a fully executed lease with the City of New York for renewal of its commercial leases at the 250 Livingston Street property, which will commence upon expiration of the current leases in August 2020 and is expected to initially add approximately $5.0 million to the property’s annual net operating income; in connection with the new lease, we refinanced the property, drawing down an additional $50 million on a ten-year loan at a very attractive 3.63% fixed rate. Lastly, we are pleased to announce that we have filed a Uniform Land Use Review Procedure application with the City regarding the previously disclosed proposed expansion project at the Flatbush Gardens property.”

1 NOI and AFFO are non-GAAP financial measures.  For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release

Financial Results

For the second quarter of 2019, revenues grew by $1.1 million, or 4.2%, to $28.4 million, compared to $27.3 million for the second quarter of 2018. The growth was primarily attributable to improvements in rental rates and occupancy at the Flatbush Gardens and Tribeca House properties, which had residential rental income increases of 8.6% and 6.7%, respectively, compared to the same period in 2018. These increases were partially offset by a $0.4 million decrease in residential rental income at the 10 West 65th Street property compared to the second quarter of 2018, resulting from the repositioning of forty units previously leased to the building’s prior owner. Commercial rental income grew by $0.1 million, or 1.3%, to $7.3 million, compared to $7.2 million for the second quarter of 2018.

For the second quarter of 2019, net loss was $1.2 million, or $0.03 per share; excluding a non-recurring $1.8 million loss on extinguishment of debt, net income was $0.6 million, or $0.01 per share, compared to net income of $0.3 million, or $0.00 per share, for the second quarter of 2018. The improvement was primarily attributable to the revenue increases discussed above and lower general and administrative expenses, partially offset by higher property taxes, higher depreciation and amortization expense, and higher interest expense (including non-cash loan cost amortization) from the refinancing of the 250 Livingston Street property in May 2019 and December 2018.

For the second quarter of 2019, AFFO was $6.1 million, or $0.14 per share, compared to $5.4 million, or $0.12 per share, for the second quarter of 2018. The increase was primarily attributable to the revenue increases discussed above and lower general and administrative expenses, partially offset by higher property taxes.

Balance Sheet

At June 30, 2019, notes payable (excluding unamortized loan costs) was $974.2 million, compared to $925.6 million at December 31, 2018; the increase reflected the refinancing of the 250 Livingston Street property in May, partially offset by scheduled principal amortization.

Capital Expenditures

The Company continued to strategically develop its properties during the first half of the year, selectively repositioning assets and driving ongoing rent growth. For the second quarter of 2019, the Company incurred $12.8 million of capital expenditures, compared to $9.9 million for the same period in 2018. The majority of these expenditures were related to renovation projects at the 107 Columbia Heights property; since acquisition, the Company has funded $5.7 million of the expenditures under a $14.7 million construction loan. Other capital projects included elevator upgrades at the Tribeca House property, unit upgrades at the Tribeca House and 10 West 65th Street properties, and expenditures to comply with various New York City local laws.

Dividend

The Company today declared a second quarter dividend of $0.095 per share to shareholders of record on August 13, 2019, payable August 21, 2019.

Conference Call and Supplemental Material

The Company will host a conference call on August 1, 2019, at 5:00 PM Eastern Time to discuss the second quarter 2019 results. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 336251. A replay of the call will be available from August 1, 2019, following the call, through August 15, 2019, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 336251. Supplemental data to this release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) are filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning the amount of capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed from time to time with the SEC.

Contact Information:

Michael Frenz

Chief Financial Officer

(718) 438-2804 x2274

M: (917) 576-7750

mfrenz@clipperrealty.com

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$497,343	$497,343
Building and improvements	489,383	479,360
Tenant improvements	3,051	3,051
Furniture, fixtures and equipment	11,364	10,978
Real estate under development	139,061	125,467
Total investment in real estate	1,140,202	1,116,199
Accumulated depreciation	(99,217)	(90,462)
Investment in real estate, net	1,040,985	1,025,737

Cash and cash equivalents	56,349	37,028
Restricted cash	16,455	8,836
Tenant and other receivables, net of allowance for doubtful accounts of $2,930 and $2,624, respectively	3,358	3,580
Deferred rent	1,669	2,485
Deferred costs and intangible assets, net	9,373	9,964
Prepaid expenses and other assets	13,193	13,378
TOTAL ASSETS	$1,141,382	$1,101,008

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $10,862 and $12,049, respectively	$963,335	$913,564
Accounts payable and accrued liabilities	12,711	12,550
Security deposits	7,035	6,637
Below-market leases, net	2,034	2,923
Other liabilities	3,751	3,849
TOTAL LIABILITIES	988,866	939,523

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,814,672 and 17,812,755 shares issued and outstanding, respectively	178	178
Additional paid-in-capital	93,235	92,945
Accumulated deficit	(31,847)	(27,941)
Total stockholders' equity	61,566	65,182
Non-controlling interests	90,950	96,303
TOTAL EQUITY	152,516	161,485

TOTAL LIABILITIES AND EQUITY	$1,141,382	$1,101,008

Clipper Realty Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

REVENUES
Residential rental income	$21,146	$20,096	$41,918	$39,775
Commercial rental income	7,300	7,204	14,180	14,393
TOTAL REVENUES	28,446	27,300	56,098	54,168

OPERATING EXPENSES
Property operating expenses	6,747	6,581	14,310	13,837
Real estate taxes and insurance	5,707	5,362	11,438	10,710
General and administrative	2,579	2,606	4,247	5,744
Depreciation and amortization	4,590	4,435	9,139	9,031
TOTAL OPERATING EXPENSES	19,623	18,984	39,134	39,322

INCOME FROM OPERATIONS	8,823	8,316	16,964	14,846

Interest expense, net	(8,210)	(8,008)	(16,484)	(16,551)
Loss on extinguishment of debt	(1,771)	-	(1,771)	(6,981)

Net (loss) income	(1,158)	308	(1,291)	(8,686)

Net loss (income) attributable to non-controlling interests	691	(184)	770	5,180
Net (loss) income attributable to common stockholders	$(467)	$124	$(521)	$(3,506)

Basic and diluted net loss per share	$(0.03)	$0.00	$(0.04)	$(0.20)

Weighted average common shares / OP units
Common shares outstanding	17,815	17,813	17,814	17,813
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	44,132	44,130	44,131	44,130

Clipper Realty Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,291)	$(8,686)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	8,755	8,167
Amortization of deferred financing costs	928	752
Amortization of deferred costs and intangible assets	623	1,100
Amortization of above- and below-market leases	(830)	(959)
Loss on extinguishment of debt	1,771	6,981
Deferred rent	816	513
Stock-based compensation	860	1,259
Change in fair value of interest rate caps	-	(237)
Changes in operating assets and liabilities:
Tenant and other receivables	222	3,886
Prepaid expenses, other assets and deferred costs	70	(886)
Accounts payable and accrued liabilities	(1,781)	719
Security deposits	398	632
Other liabilities	(98)	464
Net cash provided by operating activities	10,443	13,705

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(21,383)	(19,246)
Sale and purchase of interest rate caps	-	385
Net cash used in investing activities	(21,383)	(18,861)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	-	(7)
Payments of mortgage notes	(76,416)	(579,989)
Proceeds from mortgage notes	125,000	608,585
Dividends and distributions	(8,538)	(8,515)
Loan issuance and extinguishment costs	(2,166)	(8,338)
Net cash provided by financing activities	37,880	11,736

Net increase in cash and cash equivalents and restricted cash	26,940	6,580
Cash and cash equivalents and restricted cash - beginning of period	45,864	21,670
Cash and cash equivalents and restricted cash - end of period	$72,804	$28,250

Cash and cash equivalents and restricted cash - beginning of period:
Cash and cash equivalents	$37,028	$7,940
Restricted cash	8,836	13,730
Total cash and cash equivalents and restricted cash - beginning of period	$45,864	$21,670

Cash and cash equivalents and restricted cash - end of period:
Cash and cash equivalents	$56,349	$15,794
Restricted cash	16,455	12,456
Total cash and cash equivalents and restricted cash - end of period	$72,804	$28,250

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $3,761 and $2,541 in 2019 and 2018, respectively	$17,193	$15,744
Non-cash interest capitalized to real estate under development	678	579
Additions to investment in real estate included in accounts payable and accrued liabilities	7,940	2,686

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market adjustments, amortization of non-cash equity compensation and loss on extinguishment of debt, less recurring capital expenditures.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net (loss) income before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
FFO
Net (loss) income	$(1,158)	$308	$(1,291)	$(8,686)
Real estate depreciation and amortization	4,590	4,435	9,139	9,031
FFO	$3,432	$4,743	$7,848	$345

AFFO
FFO	$3,432	$4,743	$7,848	$345
Amortization of real estate tax intangible	120	118	239	236
Amortization of above- and below-market leases	(406)	(480)	(830)	(959)
Straight-line rent adjustments	182	257	816	513
Amortization of debt origination costs	424	231	928	752
Interest rate cap mark-to-market adjustments	-	(10)	-	(237)
Amortization of LTIP awards	704	691	860	1,259
Loss on extinguishment of debt	1,771	-	1,771	6,981
Recurring capital spending	(127)	(101)	(280)	(242)
AFFO	$6,100	$5,449	$11,352	$8,648
AFFO Per Share/Unit	$0.14	$0.12	$0.26	$0.20

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net) and loss on extinguishment of debt.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net (loss) income before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA
Net (loss) income	$(1,158)	$308	$(1,291)	$(8,686)
Real estate depreciation and amortization	4,590	4,435	9,139	9,031
Amortization of real estate tax intangible	120	118	239	236
Amortization of above- and below-market leases	(406)	(480)	(830)	(959)
Straight-line rent adjustments	182	257	816	513
Amortization of LTIP awards	704	691	860	1,259
Interest expense, net	8,210	8,008	16,484	16,551
Loss on extinguishment of debt	1,771	-	1,771	6,981
Adjusted EBITDA	$14,013	$13,337	$27,188	$24,926

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
NOI
Income from operations	$8,823	$8,316	$16,964	$14,846
Real estate depreciation and amortization	4,590	4,435	9,139	9,031
General and administrative expenses	2,579	2,606	4,247	5,744
Amortization of real estate tax intangible	120	118	239	236
Amortization of above- and below-market leases	(406)	(480)	(830)	(959)
Straight-line rent adjustments	182	257	816	513
NOI	$15,888	$15,252	$30,575	$29,411